Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form N2) of Saratoga Investment Corp. of our report dated May 17, 2016 with respect to the consolidated financial statements of Saratoga Investment Corp. as of February 29, 2016 and February 28, 2015 and for the three years in the period ended February 29, 2016, and to the incorporation by reference of our report dated December 9, 2016, with respect to the senior securities table of Saratoga Investment Corp. as of February 29, 2016, in the Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-214182).

/s/ Ernst & Young LLP

New York, New York

December 13, 2016